Exhibit 99.1

July 25, 2012

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2012 Results

Cat Financial reported second-quarter 2012 revenues of $668 million, a decrease of $7 million, or 1 percent, compared with the second quarter of 2011. Second-quarter 2012 profit after tax was $104 million, a $3 million, or 3 percent, decrease from the second quarter of 2011.
The decrease in revenues was principally due to a $28 million unfavorable impact from lower rates on new and existing finance receivables and operating leases and $9 million lower net gains from returned or repossessed equipment, partially offset by a $33 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates).
Profit before income taxes was $144 million for the second quarter of 2012, compared to $152 million for the second quarter of 2011. The decrease was principally due to $9 million lower net gains from returned or repossessed equipment, a $5 million unfavorable impact from currency gains and losses and a $4 million increase in general, operating and administrative expense. These decreases were partially offset by a $13 million favorable impact from higher average earning assets.
The provision for income taxes in the second quarter of 2012 reflects an estimated annual tax rate of 27 percent compared to 26 percent in the second quarter of 2011.
New retail financing in the second quarter of 2012 was $3.8 billion, an increase of $938 million, or 32 percent, from the second quarter of 2011. The increase was a result of growth across all operating segments, primarily in our Asia/Pacific and Mining operating segments.

At the end of the second quarter of 2012, past dues were 3.35 percent compared with 3.19 percent at the end of the first quarter of 2012, 2.89 percent at the end of 2011 and 3.73 percent at the end of the second quarter of 2011. Although past dues have improved when compared with the second quarter of 2011, the increase from the end of 2011 and from the first quarter of 2012 reflects higher delinquencies in our European marine and China portfolios. Write-offs, net of recoveries, were $16 million for the second quarter of 2012, down from $29 million in the second quarter of 2011.
As of June 30, 2012, Cat Financial's allowance for credit losses totaled $393 million or 1.47 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011. The allowance for credit losses as of June 30, 2011, was $382 million, which was 1.52 percent of net finance receivables.
“We are very pleased with Cat Financial's performance in the second quarter,” said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  “Our portfolio continues to perform well, with lower past dues and a significant reduction in write-offs compared to a year ago.  Additionally, our global team continues to focus on our captive finance role to help Caterpillar customers and dealers succeed, resulting in a significant increase in new retail financing during the second quarter.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2012 VS. SECOND QUARTER 2011
(ENDED JUNE 30)
(Millions of dollars)

	2012	2011	CHANGE
Revenues	$668	$675	(1%)
Profit Before Income Taxes	$144	$152	(5%)
Profit After Tax	$104	$107	(3%)
New Retail Financing	$3,839	$2,901	32%
Total Assets	$32,755	$29,937	9%

SIX MONTHS 2012 VS. SIX MONTHS 2011
(ENDED JUNE 30)
(Millions of dollars)

	2012	2011	CHANGE
Revenues	$1,336	$1,315	2%
Profit Before Income Taxes	$314	$267	18%
Profit After Tax	$224	$190	18%
New Retail Financing	$6,898	$5,668	22%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2011, and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.